                                                                    EXHIBIT 2.6

                            SECOND AMENDED AGREEMENT
                                       TO
                           STOCK PURCHASE AGREEMENT,
                         AGREEMENT OF PLAN AND MERGER,
                                      AND
                                ESCROW AGREEMENT

         THIS AGREEMENT, made and entered into this 10th day of October, 1995, by and among CHANNEL AMERICA TELEVISION NETWORK, INC., a Delaware corporation ("Company"), having offices located in Darien, Connecticut, EVRO CORPORATION, a Florida corporation ("Purchaser"), with its principal place of business located in Orlando, Florida, and SCOLARO, SHULMAN, COHEN, LAWLER & BURSTEIN, P.C., a New York professional corporation ("Escrow Agent"), with its principal place of business located in Syracuse, New York.

                             W I T N E S S E T H :

         WHEREAS, the parties hereto have entered into a certain Stock Purchase Agreement dated July 13, 1995 ("Stock Purchase Agreement");

         WHEREAS, the parties hereto have entered into a certain Agreement and Plan of Merger dated July 13, 1995 ("Merger Agreement");

         WHEREAS, the parties hereto have entered into a certain Escrow Agreement dated July 13, 1995 ("Escrow Agreement"); and

         WHEREAS, the parties hereto have entered into a certain Amendment Agreement to Stock Purchase Agreement, Agreement of Plan and Merger and Escrow Agreement dated September 18, 1995 ("Amendment Agreement"); and

         WHEREAS, the parties hereto desire to amend the Stock Purchase Agreement, Merger Agreement, Escrow Agreement, and Amendment Agreement by and among the parties.

         NOW, THEREFORE, in consideration of the foregoing, the covenants, agreements, conditions and promises hereinafter set forth, the sum of One Dollar ($1.00) each paid to the other in hand, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Closing of Stock Purchase Agreement. The purchase of the "Control Shares" as defined in paragraph 1 of the Stock Purchase Agreement, shall be deemed closed by the parties hereto upon receipt of the initial cash payment of $200,000 by the Company, as set forth in the Amendment Agreement, and receipt and delivery by Purchaser of a certificate evidencing the 27,500,000 shares, as called for in paragraph 6(a)(i) of the Stock Purchase Agreement.





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

Thereupon, notwithstanding anything contained in any of the agreements to the contrary, the Stock Purchase Agreement shall be removed from Escrow and a closing deemed to occur on the purchase of the 27,500,000 shares of Channel America. Paragraphs 2(a)(ii), 2(b), 3, 6(c), and 7(b) of the Stock Purchase Agreement, as well as paragraphs 3(a)(i), 3(a)(ii), and 4(a) of the Escrow Agreement, shall be so amended to reflect a closing of the Stock Purchase Agreement outside of Escrow. The subsequent payments totalling $800,000 which are called for in paragraph 1 of the Amendment Agreement, shall be paid directly to the Company without the involvement of the Escrow Agent or an Escrow.

         2. Adjustment for non-timely payment In the event that Purchaser does not timely pay to the Company the balance of the purchase price as required in paragraph 2(a) of the Stock Purchase Agreement, as amended by paragraph 1 of the Amendment Agreement, or defaults in making such payment and does not cure such default within a timely manner, then there shall be an adjustment in the number of shares owned by Purchaser, pro-rata, and Purchaser shall return a pro-rata amount of shares to the Company for cancellation. Such shares shall be adjusted on the basis of 27.5 shares of the Company per dollar to be received by the Company.

         3. Confirmation of receipt of $200,000. The parties hereto hereby confirm that the Company has received the first installment of $200,000 and that the Purchaser has fully paid for 5,500,000 shares of the Company, notwithstanding the requirement to continue to make the other installment payments totalling $800,000.

         4. Purchaser's Capital Structure. Attached hereto and incorporated herein by reference is "Schedule A", which sets forth the current capitalization structure of the Purchaser, on a fully diluted basis, assuming the completion of a $5,000,000 Regulation D stock offering and other events that are disclosed in the footnotes to such Schedule.

         5. Majority control of Company by Purchaser. The parties hereto confirm that upon execution of this Agreement, the Purchaser shall have a majority interest in the Company and as such shall be responsible for the Company's day to day activities, including the arranging of payment of all related operating costs.

         6. Amendment. This Agreement may be amended, modified, or supplemented only by instrument in writing executed by all the parties hereto.

         7. Entire Agreement. This Agreement, the Amendment Agreement, the Stock Purchase Agreement, the Merger Agreement, and the Escrow Agreement (collectively "Original Documents") constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Notwithstanding anything to the contrary contained herein, unless this Agreement specifically amends a provision contained in the Original Documents, the terms and conditions of the Original Documents shall remain in full force and effect. In case of a discrepancy or conflict between





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this Agreement and the Original Documents, this Agreement shall be controlling and the parties agree to use their best efforts to fully implement the spirit and intent of this Agreement.

         8. Severability. If any provision of this Agreement is to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

         9. Governing Law. This Agreement and the rights and obligations of the parties shall be governed by and construed and enforced in accordance with the substantive laws of the State of Florida.

         10. Expenses. Except as otherwise specifically provided in this Agreement, each party shall pay its own legal and other expenses related to the consummation of the transactions contemplated in this Agreement.

         11. Counterparts and Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this letter by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement. Such facsimile copies shall constitute enforceable original documents.

         IN WITNESS WHEREOF, this Agreement has been executed effective as of the date first above written by the parties hereto.

CHANNEL AMERICA TELEVISION NETWORK, INC.

By: /s/ Daivd A. Post
   -------------------------------------
   David A. Post, Chairman

EVRO CORPORATION

By: /s/Daniel M /Boyar
   -------------------------------------
   Daniel M. Boyar, Authorized Signatory





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

SCOLARO, SHULMAN, COHEN, LAWLER & BURSTEIN, P.C.

By: /s/ Stephen H. Cohen
   -------------------------------------
   Stephen H. Cohen





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

                                  SCHEDULE "A"

CAPITALIZATION
         The following table summarizes the stockholder's equity in the Company as of October 6, 1995:

                     EVRO CORPORATION CAPITALIZATION TABLE
                                OCTOBER 6, 1995

                                                           Stockholders'      Conversion       Fully Diluted
                                                              Equity            Factor        of Common Stock
                                                              ------            ------           ------------
 Preferred Stock:

 Series A 10% Convertible Preferred, $1.00 face
 value, 100,000 shares authorized, 44,000 shares
 issued or outstanding1                                      $   880,000                                  0


 Series C Convertible Preferred Stock, no par value,
 500,000 shares authorized, 95,400 shares issued and
 outstanding                                                     954,000             1.4252         669,474

 Series D Convertible Preferred Stock, no par value,
 17,000 shares authorized, 16,984.9 shares issued and
 outstanding3                                                  4,084,153                                  0

 Series E Convertible Preferred Stock, no par value,
 30,000 shares authorized, issued and outstanding4                30,000               100        3,000,000
 Series F Convertible Preferred Stock, no par value,
 1,680 shares authorized, 1,300 shares issued and                  1,300            10,000
 outstanding5

     Shares of Common Stock to be issued upon
     conversion of Series F Convertible Preferred
     Stock held by The Stellar Companies, Inc.                                                    4,000,000

     Shares to be held in escrow subject to
     Escrow/Earn-Out                                                                             9,000,0006

 Series H Convertible Preferred Stock, no par value,
 100,000 shares authorized, 48,000 shares issued and
 outstanding7                                                  6,000,000             2.375        2,526,315

 Series I Convertible Preferred Stock, no par value,
 7,000 shares authorized, 5,750 shares issued and                955,469               200        1,150,000
 outstanding8

     Less: Unearned compensation for future services
     as of June 30, 1995, adjusted for Series I
     shares issued thereafter                                   (955,469)





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

 Series J Convertible Preferred Stock, no par value,
 100 shares authorized, no shares issued and                           0            50,000        5,000,0009
 outstanding                                                ------------

                                                              11,069,447

 Common Stock, no par value, 2,500,000 authorized,
 2,497,665 shares issued and outstanding                       2,825,346                  1       2,497,665

     Less: Unearned compensation for future services
     as of June 30, 1995, adjusted for Series I
     shares issued thereafter                                 (1,627,987)

 Accumulated deficit as of June 30, 1995                      (3,928,446)
                                                            ------------                        -----------
 TOTAL STOCKHOLDERS' EQUITY                                  $ 9,195,558                         27,843,454
                                                            ============
 Additional Common Shares to be issued re:
   The Stellar Companies, Inc.                                                                    2,271,986(10)

   Minority shareholders of TSSN                                                                    281,418

   Winsat Communication Corporation                                                                  86,000

   Vincent R. Molinari11                                                                            400,000
   First Capital Resources, Inc. - Warrants12                                                       200,000

   Genesee Cattle Corporation                                                                       421,052

   Participating Brokers - Warrants13                                                               500,000
                                                                                                -----------
 FULLY DILUTED SHARES OUTSTANDING                                                                32,003,910
                                                                                                ===========

FOOTNOTES:

(1) Series A 10% convertible preferred stock is convertible based upon Lintronics Corporation, a wholly-owned subsidiary of THI, achieving earnings on a quarterly basis. The Company does not anticipate Lintronics meeting these earnings requirements, as the operations of Lintronics have been discontinued.

(2) Series C convertible preferred stock is convertible at a conversion price equal to 50% of the Common Stock's market value at the time of conversion; 1.425 represents the conversion price if such preferred stock were converted as of October 6, 1995.

(3) Pursuant to the terms of the acquisition of TSSN by the Company and in connection with the formation of THI and the transfer to THI of the Original Subsidiaries, the Company issued to the shareholder the Company, except for the Stellar Companies, Inc. ("Stellar"), as of March 27, 1995 shares of Series D convertible





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         preferred stock at the rate of one share of Series D convertible preferred for every 100 shares of Common Stock held by such shareholders as of such date. All of the Series D convertible preferred stock may be converted in whole, but not in part, at the option of the Company, into 100% of the outstanding common stock of THI owned by the Company as of the date of conversion. Series D convertible preferred stock is not convertible into Common Stock of the Company. However, the Company has agreed to issue annually to THI on each March 14, shares of Common Stock equal to 20% of THI's average total assets for the previous 12 months, assuming a Common Stock value of $2.00 per share. Pursuant to a Funding Agreement, THI has granted Stellar an option to purchase all such Common Stock. In the event that, as of June 30, 1997, the Company does not convert the Series D convertible preferred stock into THI common stock, as described above, the Company shall declare a stock dividend of restricted Common Stock equal to the aggregate number of shares of Common Stock distributed by the Company to THI as of such date. For more details, see the certificate of designation of the Series D convertible preferred stock attached to the Company's Private Placement Memorandum at Exhibit I.

(4) 30,000 shares of Series E convertible preferred stock were originally issued to Boyar Holdings, Inc., a corporation controlled by Daniel M. Boyar, the former Chief Executive Officer and President of the Company, as partial consideration for the assignment of the option to purchase TSSN then held by Boyar Holdings, Inc. 10,000 of such shares of Series E convertible preferred stock have been pledged by Boyar Holdings, Inc. as collateral for a 30-day bridge loan of $200,000 by First Capital Resources, Inc. to the Company obtained in connection with the financing of the Company's acquisition of Channel America Television Network, Inc.; the Company intends to repay such bridge loan out of proceeds from this offering. See "Use of Proceeds."

(5) The Company issued 500 shares of Series F convertible preferred stock (the "Series F Stock") to Stellar on April 19, 1995 in partial consideration of the return by Stellar to the Company of 500,000 shares of Common Stock, and originally obtained by Stellar in connection with the acquisition by the Company of TSSN from Stellar. The Company requested the return of such shares of Common Stock in order to make additional shares of Common Stock available to the Company for issuance pursuant to its 1995 Employee Stock Compensation Plan. Each share of Series F Stock is entitled to 1,000 votes on all matters on which holders of Common Stock may vote. In addition, the Company agreed to issue to Stellar additional shares of Series F Stock equal to the voting rights of subsequently issued shares of Common Stock or preferred stock of the Company, in order to ensure to Stellar voting control over the Company. As a result of additional stock issuances of 550,000 shares of Common Stock in connection with the Company's 1995 Employee Stock





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

         Compensation Plan, 224,000 shares of Common Stock sold in private placements, Stellar now holds 1,280 shares of Series F Stock giving to Stellar voting rights equivalent to 1,280,000 shares of Common Stock. Common Stock issued to Stellar pursuant to conversion of Series F Stock reduces the obligation of the Company to issue a total of 17,759,038 shares of Common Stock to Stellar in connection with the acquisition of TSSN.

(6) 9,000,000 shares of Common Stock to be issued to Stellar in connection with the acquisition of TSSN by the Company will be held in escrow pursuant to the terms of an Escrow Earn-Out Agreement dated as of October 6, 1995, by and among Stellar, the Company, and the escrow agent named therein, which agreement provides for the deposit by Stellar of 9,000,000 shares of Common Stock into escrow, until such time as the Company achieves net earnings of $5,000,000, to be released pro-rata upon the Company achieving net earnings (net of earnings in connection with THI) of $1,000,000, but in no event later than December 31, 2000, in accordance with the terms of the agreement.

(7) Series H convertible preferred stock shall be placed in escrow on October 12, 1995 on behalf of the shareholders of Channel America Television Network, Inc., as described herein under "The Company-Potential Acquisition of Channel America Television Network, Inc.," which shares will be converted into shares of the Company's Common Stock upon effectiveness of the registration of such Common Stock under the Securities Act. Series H convertible preferred stock is convertible at a conversion price equal to the greater of the Common Stock's market value at the time of conversion, or $2.00; $2.375 represents the market price if such preferred stock were converted as of October 6, 1995.

(8) Series I convertible preferred stock issued pursuant to various consulting agreements. Specifically, 1,250 shares issued to Vincent
         R. Molinari and 1,000 shares issued to Craig Kirsch.

(9) Dilution assumes that all 100 shares of Series J convertible preferred stock are issued in connection with this Offering.

(10) Reflects a reduction of 2,126,000 shares of Common Stock to Stellar for payment by the Company of legal and financial consulting services. Taking into account the 9,000,000 shares of Common Stock to be escrowed as described above in footnote (6), 17,759,038 shares of Common Stock are issuable to Stellar in connection with the sale by Stellar of 98% of the capital stock of TSSN to the Company.

(11) Vincent R. Molinari will receive up to 250,000 shares of Common Stock to the extent that $2,500,000 in proceeds from this Offering are generated by sales as a





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         result of the introduction to the Company of Participating
         Brokers by Mr. Molinari. Mr. Molinari will also receive an additional 150,000 shares of Common Stock if such Broker Dealers generate sales exceeding $3,500,000.

(12) The Company has agreed to issue warrants to First Capital Resources, Inc. exercisable for one year to purchase 200,000 shares of Common Stock at a price per share of $1.00 or, if the closing bid price of the Common Stock is less than $2.00 on the date of exercise of such warrants, one-half of such closing bid price, which warrants are issued in connection with a $200,000 30-day bridge loan by First Capital Resources, Inc. to the Company in connection with the acquisition by the Company of Channel America Television Network, Inc.

(13) Each Participating Broker will be issued Warrants to purchase such number of shares of Common Stock of the Company equal to 10% of the number of shares of Common Stock into which Convertible Preferred Stock sold by such Participating Broker is convertible, which Warrants are exercisable for two years following the Share Authorization at an exercise price of $1.00 per share. If the Minimum Amount is sold, warrants to purchase 50,000 shares of Common Stock will be outstanding; if the Maximum Amount is sold, warrants to purchase 500,000 shares of Common Stock will be outstanding.





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